EXHIBIT (d)(6)(b)

AMENDMENT NO. 1 TO

INVESTMENT SUB-ADVISORY AGREEMENT

between

BOSTON MANAGEMENT AND RESEARCH

and

ATLANTA CAPITAL MANAGEMENT COMPANY, LLC

for

EATON VANCE ALTANTA CAPITAL SMID-CAP FUND

This AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement (“Amendment”) made as of May 1, 2021, between Boston Management and Research, a Massachusetts business trust (the “Adviser”), and Atlanta Capital Management Company, LLC, a Delaware limited liability corporation (the “Sub-Adviser”), with respect to Eaton Vance Growth Trust, a Massachusetts business trust (the “Trust”), on behalf of Eaton Vance Atlanta Capital SMID-Cap Fund (the “Fund”).

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement dated March 1, 2021 (the “Sub-Advisory Agreement”) with the Sub-Adviser, which Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has agreed with the Sub-Adviser and the Board of Trustees of the Trust to reduce such sub-advisory fee rate, and the Trust has accepted such fee reduction on behalf of the Fund, such fee reduction being effective as of May 1, 2021; and

WHEREAS, the Adviser and the Sub-Adviser wish to memorialize said fee reduction in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby jointly and severally agree as follows:

1.Appendix A of the Sub-Advisory Agreement is replace in its entirety with the Appendix A attached hereto.

2.Except as specifically set forth herein, all of the other terms of the Sub-Advisory Agreement shall remain in full force and effective.

3.This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows]

EATON VANCE [FUND NAME]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and not individually

ATLANTA CAPITAL MANAGEMENT COMPANY, LLC

By:	/s/ R. Kelly Williams, Jr.
Name:	R. Kelly Williams, Jr.
Title:	President & COO and not individually

Acknowledged and agreed to as of the day and year first above written:
EATON VANCE GROWTH TRUST (on behalf of EATON VANCE ATLANTA CAPITAL SMID-CAP FUND)

By:	/s/ Deidre E. Walsh
Name:	Deidre E. Walsh
Title:	Vice President and not individually